Exhibit 10.20

DUCKWALL-ALCO STORES, INC.
PROFIT SHARING PLAN AND TRUST
AMENDED AND RESTATED
AS OF DECEMBER 31, 2002

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Effective February 1, 2000
(Subject to special effective dates specified within the Plan)

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Prepared by:

Bever, Dye, Mustard & Belin, L.C.
700 First National Bank Building
Wichita, Kansas 67202
(316) 263-8294

DUCKWALL-ALCO STORES, INC.
PROFIT SHARING PLAN AND TRUST
AMENDED AND RESTATED
AS OF DECEMBER 31, 2002

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DUCKWALL-ALCO STORES, INC.
PROFIT SHARING PLAN AND TRUST
AMENDED AND RESTATED
AS OF DECEMBER 31, 2002

        AGREEMENT, made and entered into this 29th day of November, 1999, by and between Duckwall-Alco Stores, Inc. and certain of its subsidiaries (hereinafter collectively referred to as the “Employer”), party of the first part, and INTRUST Bank, N.A. (hereinafter referred to as “Trustee”), party of the second part:

        WHEREAS, the Board of Directors of the Employer has heretofore authorized the adoption of the restated Profit Sharing Plan embodied herein for the benefit of its eligible Employees in accordance with the terms and conditions hereinafter set forth; and

        WHEREAS, the restated Plan shall be effective for the Plan Year beginning February 1, 2000, and is a restatement and continuation of the Plan as originally adopted December 7, 1970; and

        WHEREAS, the Plan has been drafted with the intention that it serve as a Plan qualifying under Internal Revenue Code . 401(a); that it will comply with all applicable provisions and requirements of the Employee Retirement Income Security Act of 1974; and that it will in all respects be interpreted and implemented in a manner consistent with the provisions and requirements of that Act and regulations issued thereunder.

        NOW, THEREFORE, THIS AGREEMENT WITNESSETH:

        That in order to implement such Plan, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

        As used in this Agreement and in any amendments thereto, the following terms shall have the following meanings unless the context clearly indicates or requires otherwise:

        1.01 ACT. “Act” shall mean the Employee Retirement Income Security Act of 1974, as amended.

        1.02 ANNIVERSARY DATE. “Anniversary Date” shall mean the last day of each Plan Year.

        1.03 ANNUAL ADDITION. “Annual Addition” shall mean the sum for any Plan Year of:

(a)	Employer contributions allocated to a Participant for that Plan Year; plus

(b)	forfeitures allocated to a Participant for that Plan Year.

Except to the extent provided in Treasury regulations, Annual Additions include excess contributions described in Code " 401(k), excess aggregate contributions described in Code . 401(m) and excess deferrals described in Code . 402(g), irrespective of whether the Plan distributes or forfeits such excess amounts. Annual Additions also include excess amounts reapplied to reduce Employer contributions, if any. Amounts allocated after March 31, 1984, to an individual medical account (as defined in Code . 415(1)(2)) included as part of a defined benefit plan maintained by the Employer are Annual Additions. Furthermore, Annual Additions include contributions attributable to post-retirement medical benefits allocated to the separate account of a Key Employee (as defined in Code . 419A(d)(3)) under a welfare benefit fund (as defined in Code . 419(e)) maintained by the Employer, but only for purposes of the dollar limitation applicable under Code . 415.

        1.04 BENEFICIARY. “Beneficiary” shall mean a person designated by a Participant or the Committee who is or may become entitled to a benefit under the Plan.

        1.05 CODE. “Code” shall mean the Internal Revenue Code of 1986, as amended.

        1.06 COMMITTEE. “Committee” shall mean the administrative committee hereinafter named to assist the Plan Administrator with the administration of the Plan.

        1.07 COMPENSATION. “Compensation” shall mean all compensation paid during the Plan Year, including bonuses, commissions, and overtime, but exclusive of the following:

(a) Employer contributions to this Plan or any other plan of deferred compensation which are not included in the Employee’s gross income for the taxable year in which contributed or Employer contributions under a simplified employee pension plan to the extent such contributions are deductible by the Employee, or any distributions from a plan of deferred compensation.

(b) Amounts realized from the exercise of a nonqualified stock option, or when restricted stock (or property) held by the Employee either becomes freely transferable or is no longer subject to a substantial risk of forfeiture.

(c) Amounts realized from the sale, exchange, or other disposition of stock acquired under a qualified stock option.

(d) Other amounts which receive special tax benefits, such as premiums for group term life insurance (but only to the extent that the premiums are not includable in the gross income of the Employee).

The Committee shall take into account only the first $160,000 (or such indexed higher amount permitted by the Code) of any Participant’s Compensation. Notwithstanding the foregoing, if a Participant becomes eligible to participate on other than the first day of a Plan Year, Compensation of said Participant shall include only that Compensation paid between said eligibility date and the end of said Plan Year. Notwithstanding the foregoing exclusions, “Compensation” shall include amounts excludable from the Employee’s gross income under Code §§ 125, 132(f)(4), 402(e)(3), 402(h)(2), 403(b), 408(p) and 457 and contributed by the Employer, at the Employee’s election, to a cafeteria plan, a qualified transportation fringe benefit plan, a 401(k) arrangement, a SARSEP, a tax-sheltered annuity, a SIMPLE plan or a Code §§ 457 plan.

        1.08 CONTRIBUTION ACCOUNT. “Contribution Account” shall mean an account established by the Committee in the name of each Participant with respect to his Plan interest. Such account shall reflect that Participant’s allocated share of the Employer’s contributions, together with the earnings and valuation adjustments made with respect thereto.

        1.09 DISABILITY. “Disability” shall mean a physical or mental incapacity resulting from a personal injury or sickness which renders a Participant incapable of engaging in his normal employment activities because of a medically determinable impairment which can be expected to continue for life or result in death. A determination of disability shall be made by the Committee and evidenced by a certificate of a reputable doctor selected by the Committee. All participants in similar circumstances shall be treated equally.

        1.10 EARLY RETIREMENT DATE. “Early Retirement Date” shall mean the date a Participant’s attains age 60 or completes 35 years of service, whichever occurs earlier.

        1.11 ELIGIBILITY YEAR OF SERVICE. “Eligibility Year of Service” shall mean a 12 consecutive month period beginning with the date the Employee first performs an Hour of Service for the Employer, or an anniversary date thereof, during which the Employee has not less than 1,000 Hours of Service. Said Eligibility Year of Service may not be completed before the expiration of said 12-month period.

        1.12 EMPLOYEE. “Employee” shall mean an employee of the Employer.

        1.13 HIGHLY COMPENSATED EMPLOYEE. “Highly Compensated Employee” means an Employee who, during the Plan Year or during the preceding Plan Year, is a more than 5% owner of the Employer (applying the constructive ownership rules of Code . 318, and applying the principles of Code . 318, for an unincorporated entity); or who, during the preceding Plan Year has Compensation in excess of $80,000 (as adjusted by the Commissioner of Internal Revenue for the relevant year) and, if the Employer elects, was part of the top-paid 20% group of Employees (based on Compensation for the preceding Plan Year). The Committee must make the determination of who is a Highly Compensated Employee, including the determinations of the number and identity of the top paid 20% group, consistent with Code . 414(q) and regulations issued under that Code Section. The Employer may make a calendar year data election to determine the Highly Compensated Employees for the Plan Year, as prescribed by Treasury regulations or by other guidance published in the Internal Revenue Bulletin. A calendar year data election must apply to all plans of the Employer which reference the highly compensated employee definition in Code . 414(q).

        1.14 HOUR OF SERVICE. “Hour of Service” shall mean an hour of service rendered to the Employer by the Employee. More specifically, an hour of service shall be awarded as follows:

(a) An hour of service is each hour for which an Employee is paid, or entitled to payment, for the performance of duties for the Employer during the applicable computation period.

(b) An hour of service is each hour for which an Employee is paid, or entitled to payment, by the Employer on account of a period of time during which no duties are performed (irrespective of whether the employment relationship has terminated) due to vacation, holiday, illness, incapacity (including disability) layoff, jury duty, military duty, or leave of absence. Notwithstanding the preceding sentence:

(i) No more than 501 hours of service are required to be credited under subparagraph (b) to an Employee on account of any single continuous period during which the Employee performs no duties (whether or not such period occurs in a single computation period).

(ii) An hour for which an Employee is directly or indirectly paid, or entitled to payment, on account of a period during which no duties are performed is not required to be credited to the Employee if such payment is made or due under a plan maintained solely for the purpose of complying with applicable workmen’s compensation, or unemployment or disability insurance laws.

(iii) Hours of service are not required to be credited for a payment which solely reimburses an Employee for medical or medically related expenses incurred by the Employee.

For purposes of this subparagraph (b), a payment shall be deemed to be made by or due from the Employer regardless of whether such payment is made by or due from the Employer directly, or indirectly through, among others, a trust fund, or insurer, to which the Employer contributes or pays premiums and regardless of whether contributions made or due to the trust fund, insurer, or other entity are for the benefit of particular Employees or are on behalf of a group of Employees in the aggregate.

(c) An hour of service is each hour for which back pay, irrespective of mitigation of damages, is either awarded or agreed to by the Employer. The same hours of service shall not be credited both under subparagraph (a) or subparagraph (b), as the case may be, and under this subparagraph.

(d) Hours of service described in subparagraph (a) above shall be credited to the computation period in which the duties are performed. Hours of service described in subparagraph (b) above shall be credited to the computation period or computation periods in which the period during which no duties are performed occurs, beginning with the first unit of time to which the payment relates.

(e) Effective December 12, 1994, an hour of service also includes any Service of Plan must credit in order to satisfy the crediting of service requirements of Code . 414(u) relating to qualified military service.

(f) The provisions of Department of Labor Regulations 2530.200b-2(b) and (c) are hereby incorporated by reference into this definition.

        1.15 NET PROFIT. “Net Profit” shall mean the taxable income of the Employer for Federal income tax purposes for its current Plan Year, but before any deduction for the Employer’s contribution under this Plan and before any deduction for state income taxes.

        1.16 NORMAL RETIREMENT DATE. “Normal Retirement Date” shall mean the date the Participant attains age 65.

        1.17 ONE-YEAR BREAK IN SERVICE. “One-Year Break in Service” shall mean any Plan Year during which a Participant has not completed more than 500 Hours of Service for the Employer. Further, solely for the purpose of determining whether a Participant has incurred a One-Year Break in Service, Hours of Service shall be recognized for “authorized leaves of absence” and “maternity and paternity leaves of absence.” “Authorized leave of absence” means an unpaid, temporary cessation from active employment with the Employer pursuant to an established nondiscriminatory policy, whether occasioned by illness, military service, or any other reason. A “maternity or paternity leave of absence” shall mean an absence from work for any period by reason of the Employee’s pregnancy, birth of the Employee’s child, placement of a child with the Employee in connection with the adoption of such child, or any absence for the purpose of caring for such child for a period immediately following such birth or placement. For this purpose, Hours of Service shall be credited for the computation period in which the absence from work begins, only if credit therefor is necessary to prevent the Employee from incurring a One-Year Break in Service, or, in any other case, in the immediately following computation period. The Hours of Service credited for a “maternity or paternity leave of absence” shall be those which would normally have been credited but for such absence, or, in any case in which the Committee is unable to determine such hours normally credited, eight Hours of Service per day. The total Hours of Service required to be credited for a “maternity or paternity leave of absence” shall not exceed 501.

        1.18 PARTICIPANT. “Participant” shall mean an Employee of the Employer who is eligible under the criteria hereinafter set forth to participate in the benefits of the Plan.

        1.19 PLAN. “Plan” shall mean this Profit Sharing Plan and Trust and any amendments thereto.

        1.20 PLAN ADMINISTRATOR. “Plan Administrator” is the Employer unless the Employer designates another person to hold the position of Plan Administrator. In addition to its other duties, the Plan Administrator has full responsibility for compliance with the reporting and disclosure rules under the Act. The Plan Administrator shall be the “named fiduciary” under the Act.

        1.21 PLAN YEAR. “Plan Year” shall mean the period which corresponds to the Employer’s fiscal year ending on the Sunday closest to the last day in January of each year.

        1.22 VESTING YEAR OF SERVICE. “Vesting Year of Service” shall mean a 12 consecutive month period which coincides with the Plan Year and during which the Employee has not less than 1,000 Hours of Service. Said Year of Service shall be completed at such time as the Employee performs 1,000 Hours of Service during said 12-month period.

        1.23 VOLUNTARY ACCOUNT. “Voluntary Account” shall mean an account established by the Committee in the name of each Participant who in prior Plan Years made after-tax voluntary contributions to the Plan. Such contributions are no longer permitted. Such account shall reflect that Participant’s nondeductible voluntary contributions, together with the earnings and valuation adjustments made with respect to the Participant’s voluntary account.

        1.24 VOLUNTARY DEDUCTIBLE ACCOUNT. “Voluntary Deductible Account” shall mean an account established by the Committee in the name of each Participant who in prior Plan Years made voluntary deductible Employee contributions to the Plan. Such contributions are no longer permitted. Such account shall reflect that Participant’s prior voluntary deductible Employee contributions, together with the earnings and valuation adjustments made with respect to said account.

ARTICLE II
ADMINISTRATIVE COMMITTEE

        2.01 MEMBERS. The Employer shall appoint the Committee, which shall consist of from three to six members. Committee members shall serve at the pleasure of the Board of Directors of the Employer. Members of the Committee may or may not be Participants under the Plan. Vacancies in the Committee arising by resignation, retirement, death, removal, or otherwise, shall be filled by the Board of Directors of the Employer. The Trustee shall be notified in writing of the membership of the Committee and of any change in membership.

        2.02 POWERS. The Committee shall be charged with the general administration of this Plan, and it shall have all powers which may be necessary to discharge such duties, including, but not by way of limitation, the power to interpret and construe this Plan, to determine all questions of eligibility and the status and rights of Participants hereunder and in general, and to decide any dispute arising hereunder, subject to the claims procedure contained in this Plan. In any instance where the Committee may exercise its discretion, such discretion shall be uniformly and consistently applied to all Employees in similar circumstances, and in no event shall the Committee discriminate in favor of Highly Compensated Employees.

        2.03 LIQUIDITY NEEDS. The Committee shall, from time to time, and at least annually, review the anticipated future liquidity needs of the Plan and shall thereafter furnish the Trustee such information as is necessary to permit the Trustee to coordinate Plan investments with anticipated cash obligations of the Plan.

        2.04 REPORTING REQUIREMENTS. The Committee shall be charged with the record keeping, notification, publication and reporting requirements imposed by the Act.

        2.05 RECORDS. The Committee shall maintain such accounting records and such other records on matters involved in the various descriptions and reports required to be prepared and filed as will provide in detail the necessary basic information from which the documents thus required may be verified, explained, or clarified and checked for accuracy and completeness. Such records shall include books, accounts, vouchers, worksheets, receipts, and resolutions, and the Committee shall keep such records available for at least six years after the filing of the documents to which such information relates.

        2.06 COMMITTEE ACTION. The Committee shall act by a majority of its members at the time in office and such action may be taken either by a vote at a meeting or in writing without a meeting. The Committee may by such majority action authorize any one or more of its members to execute any document or documents on behalf of the Committee in which event the Committee shall notify the Trustee in writing of such action and the name or names of its members so designated and the Trustee thereafter shall accept and rely upon any document executed by such member or members as representing action by the Committee until the Committee shall file with the Trustee a written revocation of such designation. All notices, instructions, and information furnished the Trustee shall be in writing.

        2.07 COMPENSATION. The members of the Committee shall serve without compensation but shall be paid from Trust assets for any expenses incurred in the discharge of their duties as such unless the Employer chooses to pay said expenses directly.

        2.08 DELEGATION OF DUTIES. The Committee may, from time to time, and in its discretion, arrange to have the Trustee or another qualified party assume its ministerial duties and functions hereunder; provided, that the Committee may not delegate responsibilities and duties that require the exercise of the Committee’s discretion in the administration of the Plan. In the event the Committee does so delegate its duties or any of them, the Employer shall pay all reasonable expenses incurred as a result of such delegation.

        2.09 SELF INTEREST. If the Committee consists of more than one member, a member of the Committee shall not vote or act upon any matter relating solely to himself.

        2.10 BONDING. The Employer shall secure fidelity bonds in favor of the Plan on the members of the Committee to the extent required by the Act.

        2.11 INDEMNIFICATION. The Employer shall indemnify the Committee or any member thereof and those to whom the Committee has delegated fiduciary duties (except the Trustee) against any and all claims, loss, damages, expense, and liability arising from their responsibilities in connection with the Plan, unless the same is determined to be due to gross negligence or willful misconduct.

ARTICLE III
EMPLOYEES ENTITLED TO PARTICIPATE

        3.01 ELIGIBILITY FOR PARTICIPATION. Each Employee of the Employer shall qualify as a Participant on the earliest first day of a Plan Year or August 1 following the date the Participant attains the age of 18 or completes one Eligibility Year of Service, whichever is later.

        3.02 REHIRE. Once an Employee satisfies the eligibility requirements, then notwithstanding termination of employment, said Employee shall be immediately eligible to participate upon reemployment as of the reemployment commencement date. There shall be no break in service rules as applicable to eligibility or participation.

        3.03 NOTIFICATION OF COMMITTEE. As soon as practicable at or after the end of each Plan Year, the Employer shall transmit to the Committee a certified list of all Employees entitled to participate in the Plan as of such date. Such certified list shall contain the names of all Participants for whom the contribution was made, the amount of each Participant’s Compensation during the Employer’s Plan Year then ending, and such other information as the Committee may require.

ARTICLE IV
CONTRIBUTIONS TO THE TRUSTEE

        4.01 EMPLOYER DISCRETIONARY CONTRIBUTIONS. For each Plan Year, the Employer shall contribute to the Trustee a portion of the Net Profit or accumulated Net Profit of the Employer as determined each year by resolution of the Board of Directors of the Employer. Such contribution shall be in an amount not more than 20% of such Net Profit or accumulated Net Profit. In addition, the amount of such contribution shall not be in excess of 15% of compensation otherwise paid or accrued to all participating employees of the Employer. The annual contribution to be paid by each adopting employer shall be in the same ratio to the total annual contribution to be paid by the Employer as the ratio of the annual Compensation of the Participants of that employer bears to the total annual Compensation of all Participants of the Employer. If any adopting employer is prevented from making a contribution which it would otherwise have made under the Plan, by reason of having no current or accumulated Net Profit or because such Net Profit is less than the contributions which it would otherwise have made, then so much of the contribution which such employer was so prevented from making shall be made, for the benefit of the Participants of such employer, by the other employers, to the extent of their current or accumulated Net Profit. Contributions made under the preceding sentence on behalf of one of the employers hereunder shall be paid and deducted by the employers making such contribution in the ratio that a contributing employer’s current and accumulated Net Profit after its own contribution bears to the total current and accumulated Net Profit of all contributing employers after their own contributions.

        4.02 TIMING. Payments on account of the contributions due from the Employer may be made at any time and from time to time, but payment due for any Plan Year shall be completed on or before the time prescribed by law for filing the Federal income tax return for such Plan Year (including extensions thereof).

        4.03 ANNUAL ADDITION LIMITATION. Notwithstanding the provisions concerning contributions to the Plan by the Employer and by the Participants, there shall be an overall limitation on the amount of the Annual Addition to this Plan and any other defined contribution plan maintained by the Employer with respect to any Participant. This limitation shall be based upon the Plan Year, and in no Plan Year may the Annual Addition to the Plan or plans, as the case may be, with respect to any Participant exceed the lesser of (i) $30,000 (or if greater for Plan Years beginning after December 31, 1994, 25% of the dollar limit under Code . 415(d)) or (ii) 25% of that Participant’s Compensation for the Plan Year. For Plan Year beginning after December 31, 1997, said limitation shall be the lesser of (i) $30,000 (or if greater, the amount as adjusted under Code . 415(d)), or (ii) 25% of the Participant’s Compensation for the Plan Year. If as a result of the allocation of forfeitures, a reasonable error in estimating a Participant’s annual Compensation or under other facts and circumstances, the Annual Addition for a particular Participant would cause the limitation to be exceeded, the excess amount shall not be deemed an Annual Addition if it is treated in accordance with the following:

(a) The excess amount in the Participant’s account must be allocated and reallocated to other Participants in the Plan; however, if the allocation or reallocation of the excess amount pursuant to the provisions of the Plan causes the Annual Addition limitation to be exceeded with respect to each Plan Participant for the Plan Year, then these amounts must be held unallocated in a suspense account. If a suspense account is in existence at any time during a particular Plan Year, other than the Plan Year described in the preceding sentence, all amounts in the suspense account must be allocated and reallocated to Participants” accounts (subject to the Annual Addition limitation) before any Company contributions may be made to the Plan for that Plan Year.

(b) If a suspense account is in existence at any time during the Plan Year in accordance with subparagraph (a) above, investment gains and losses and other income shall not be allocated to the suspense account.

        4.04 REVERSION. Notwithstanding anything to the contrary contained in this Plan as now expressed or hereafter amended, it shall be impossible for any part of the corpus or income of the trust to revert to the Employer or to be used for or diverted to any purpose other than the exclusive benefit of the Participants, their Beneficiaries or their estates.

ARTICLE V
PARTICIPANTS’ ACCOUNTS

        5.01 ALLOCATION OF EMPLOYER CONTRIBUTION. The amounts contributed annually by the Employer shall be allocated by the Committee to the accounts of those Participants eligible for allocation as of the Anniversary Date in the ratio that each Participant’s Compensation for the Plan Year bears to the total Compensation of all Participants for the Plan Year. For the purpose of this Section 5.01, Compensation shall exclude:

(a) fringe benefits (cash and non-cash),

(b) reimbursement for expenses, and

(c) bonuses, except for bonuses paid pursuant to a regular established plan or Christmas bonus.

        5.02 FORFEITURE ALLOCATIONS. In the event of resignation or discharge, any amounts forfeited during the Plan Year pursuant to the provisions of ARTICLE IX shall, as of the Anniversary Date of the Plan Year in which the forfeiture occurs, be charged against the Contribution Account sustaining the forfeiture and shall be allocated among the Participants in the manner provided in Section 5.01 with respect to Employer contributions under Section 4.01.

        5.03 ELIGIBILITY FOR ALLOCATIONS. A Participant who has failed to complete at least 1,000 Hours of Service during a Plan Year shall not share in the allocations of Employer contributions for said Plan Year.

        5.04 PARTICIPANT DIRECTION OF INVESTMENT. Each Participant shall direct the Trustee with respect to the investment or re-investment of the assets comprising the Participant’s Account(s) from among investment funds selected by the Trustee. If a Participant fails to make such directed investments, the Trustee shall invest the Account(s) of the Participant in the Trustee’s discretion. The Trustee will accept direction from each Participant on a written election form (or other written agreement), as a part of this Plan, containing such conditions, limitations and other provisions the parties deem appropriate. A Participant may direct investments or change investments at least quarterly and at such more frequent times as the Committee may permit. The Trustee or, with the Trustee’s consent, the Committee, may establish written procedures, incorporated specifically as part of this Plan, relating to Participant direction of investment under this Section. All commissions and investment expenses attributable to a Participant’s direction of investment shall be charged directly to the Participant directed Account(s). All earnings and losses associated with each Account shall be posted directly to said Account. Each said Account shall be valued at least quarterly and at such more frequent times as the Committee shall direct. The Trustee is not liable for any loss, nor is it liable for any breach, resulting from a Participant’s direction of the investment of any part of the Participant directed account. A Beneficiary shall succeed to a Participant’s duty to direct investment of the Participant’s Account(s).

ARTICLE VI
RETIREMENT BENEFITS

        6.01 RETIREMENT. Any Participant shall be entitled to retire on or after his Normal Retirement Date. A Participant may continue in the active service of the Employer beyond his Normal Retirement Date and Employer contributions shall continue to be made on his behalf for Plan Years following his Normal Retirement Date until such time as he actually retires. Benefits shall not commence until after retirement occurs.

        6.02 PAYMENT OF BENEFITS. Upon actual retirement, the Participant shall be fully vested in all Accounts, and the total balance to the retiring Participant’s credit shall be distributed in a lump sum within an administratively practicable time after the end of the Plan Year in which retirement occurs; provided, however, if the Participant has fewer than 1,000 Hours of Service in the year of retirement, said benefits shall be distributed within an administratively practicable time after retirement occurs.

        6.03 REQUIRED BEGINNING DATE. Notwithstanding anything in this Plan to the contrary, distribution to a Participant must commence by the April 1 following the close of the calendar year in which the Participant attains age 70 . if the Participant is a more than 5% owner with respect to the Plan Year ending in that calendar year. For any other Participant, said distribution must commence by the April 1 following the close of the calendar year in which the Participant separates from Service or, if later, the April 1 following the close of the calendar year in which the Participant attains age 70 ". Upon attaining age 70 . and until retirement, a Participant has a continuing election to receive all or any portion of the Participant’s benefits. A Participant only may make one withdrawal per Plan Year. In addition, any special election under Section 242(b)(2) of the Tax Equity and Fiscal Responsibility Act of 1982 to delay the commencement of benefits until actual retirement shall be recognized under this Plan.

ARTICLE VII
DISABILITY BENEFITS

        7.01 DISABILITY. A disabled Participant or former Participant shall be deemed to have retired from service and shall accordingly be entitled to the benefits stated, and in the same manner provided, in ARTICLE VI, with the date on which such Disability is certified to the Committee substituted for the date of retirement.

        7.02 ADVANCES. The Committee may direct the Trustee to distribute advances from a disabled Participant’s Accounts to or for the benefit of a disabled Participant during the intervening period between certification of Disability and the start of benefit payments if the Committee, in its sole discretion, deems it necessary and advisable.

ARTICLE VIII
DEATH BENEFITS

        8.01 BENEFICIARIES. In the case of the death of a Participant or former Participant, the deceased Participant shall be fully vested and the total balance to the Participant’s credit shall be paid by the Trustee as a death benefit to his designated surviving Beneficiary, if any, or if there be none, to his executor or administrator, or if no such executor or administrator is appointed by the time said distribution is to commence, to such one or more of the Participant’s spouse, blood relatives, or dependents, as the Committee may appoint. Designation of a Beneficiary shall be made in writing by the Participant on a form provided by the Committee and filed with it, and shall not be effective unless and until it is so filed prior to the death of the Participant. Such a designation may be made or changed at any time.

        8.02 METHOD AND TIMING. Death benefits shall be paid in a lump sum within an administratively practicable time after the end of the Plan Year in which death occurs; provided, however, if the Participant has fewer than 1,000 Hours of Service in the year of death, said benefits shall be distributed within an administratively practicable time after the date of death. The Committee may direct the Trustee to distribute advances from a deceased Participant’s Account to or for the benefit of the designated surviving Beneficiary during the intervening period between death and the start of benefit payments if the Committee, in its sole discretion, deems it necessary and advisable.

        8.03 MARRIED PARTICIPANTS. Notwithstanding the preceding provisions of this ARTICLE VIII, a married Participant’s total Plan benefits shall automatically be paid to the Participant’s surviving spouse, unless the surviving spouse consents in writing to another designated Beneficiary. Said consent must be in writing, must acknowledge the effect of such election, and must be witnessed by a Committee member or a notary public.

ARTICLE IX
BENEFITS UPON RESIGNATION OR DISCHARGE

        9.01 GENERAL. In the case of resignation or discharge of a Participant (for reasons other than retirement, death, or disability) the terminated Participant’s benefits shall be determined under this ARTICLE IX.

        9.02 VESTING. A Participant shall always be fully vested in the Participant’s Voluntary Account and Voluntary Deductible Account. The vested percentage of a Participant’s Contribution Account shall be determined under the following schedule:

Number of Vesting Years of Service	Percent Vested
1	10%
Less than 2	20%
3	30%
4	40%
5	60%
6	80%
7	100%

Provided, that notwithstanding any other provisions of this Plan to the contrary, each Participant shall become 100% vested upon the attainment of age 65 regardless of the number of Vesting Years of Service performed. In addition, in the event of involuntary termination due to the closing of any store operated by the Employer, said terminated Participant shall be 100% vested.

        9.03 REHIRE BEFORE BENEFITS PAID. If the Participant is rehired before the distribution occurs, no distribution shall be made and the Participant shall be treated as if no resignation or discharge had occurred.

        9.04 METHOD AND TIMING. Subject to the provisions of Section 10.01, as of the end of the Plan Year in which the termination occurs, the Committee shall direct that the vested balance in the terminated Participant’s

Accounts shall be paid in a lump sum to the Participant within an administratively practicable time after the end of the Plan Year in which such termination occurs; provided, however, if the Participant has fewer than 1,000 Hours of Service in the year of resignation or discharge, said benefits shall be distributed within an administratively practicable time following resignation or discharge.

        9.05 CASHOUT AND BUYBACK RULES. If a terminated Participant received a distribution of his vested account balance, known as a cashout distribution, under the terms of this ARTICLE IX prior to incurring five consecutive One-Year Breaks in Service, which distribution was less than 100% of said account balance, and said terminated Participant is subsequently re-employed, the Participant may repay the full amount of the cashout distribution (but not less than the full amount) to the trust; provided, that said repayment must be made prior to the earlier of the close of the Plan Year in which the terminated Participant incurs five consecutive One-Year Breaks in Service, or five years after the date on which the Participant is re-employed. If the Participant makes the repayment, the Committee shall restore his account balance to the same dollar amount as the dollar amount of his account balance as of the valuation date with respect to which the original distribution was made, unadjusted for any gains or losses occurring subsequent to that valuation date. To restore the Participant’s account balance, the Committee, to the extent necessary, shall allocate to the Participant’s account:

(a) first, the amount, if any, of Participant forfeitures the Committee would otherwise allocate under the Plan;

(b) second, the amount, if any, of the Plan net income or gain for the Plan Year; and

(c) third, the Employer contribution for the Plan Year to the extent made under a discretionary formula, if any.

To the extent the amounts available for restoration for a particular Plan Year are insufficient to enable the Committee to make the required restoration, the Employer shall contribute, without regard to any requirement or condition of ARTICLE IV, such additional amount as is necessary to enable the Committee to make the required restoration. The Committee shall not take into account the allocations under this Section in applying the limitation on allocations under ARTICLE IV.

        9.06 DEEMED CASHOUT. A 0% vested Participant is a Participant whose Contribution Account is entirely forfeitable at the time of the Participant’s separation from service. If the Participant is not entitled to an allocation of Employer contributions for the Plan Year in which the Participant has a separation from service, the Committee will apply a deemed cashout rule under which a 0% vested Participant is treated as if the Participant had received a cashout distribution on the date of the Participant’s separation from service for purposes of Section 9.05 above. If the Participant is entitled to an allocation of Employer contributions or Participant forfeitures for the Plan Year in which the Participant has a separation from service, the Committee will apply the deemed cashout rule as if the 0% vested Participant received a cashout distribution on the first day of the first Plan Year beginning after the Participant’s separation from service. For purposes of applying the restoration provisions of Section 9.05 above, the Committee will treat the 0% vested Participant as repaying the cashout “distribution” on the first date of the Participant’s re-employment with the Employer.

        9.07 TIMING OF FORFEITURES. A Participant’s forfeiture, if any, of said Participant’s account balance derived from Employer contributions shall occur as of the Anniversary Date with respect to which the Participant receives a distribution, or deemed cashout under Section 9.06 above, of the vested percentage of the Participant’s account balance as a result of the Participant’s termination of participation in the Plan.

ARTICLE X
GENERAL BENEFIT AND PARTICIPATION PROVISIONS

        10.01 PARTICIPANT CONSENT. Notwithstanding the provisions in ARTICLES VI, VII and IX, if at the time the Trustee is to pay benefits the Participant has not attained the Normal Retirement Date and the present value of the Participant’s total vested benefits is greater than $3,500, the Participant must consent in writing to the Committee’s direction to the Trustee to distribute. For Plan Years beginning after August 5, 1997, the dollar limit shall be increased from $3,500 to $5,000. If the Participant shall withhold said consent, no distribution may be made until the Participant attains the later of the Normal Retirement Date or age 62, at which time the Participant shall be paid as provided in Section 9.04. For purposes of the consent requirement above, if the present value of the Participant’s benefits at the time of any distribution requires consent, all subsequent Plan distributions to the Participant shall also require consent. These provisions shall also apply in the event of Plan termination.

        10.02 TIMING OF DISTRIBUTIONS. Notwithstanding anything to the contrary in this Plan, unless the Participant otherwise elects, the payment of benefits under the Plan will begin not later than the 60th day after the close of the Plan Year in which the latest of the following occurs:

(a) The date on which the Participant attains age 65.

(b) The date on which the Participant terminates service with the Employer.

        10.03 DISTRIBUTION OF VOLUNTARY ACCOUNTS AND VOLUNTARY DEDUCTIBLE ACCOUNTS. In addition to Voluntary Account and Voluntary Deductible Account distributions resulting from retirement, disability, death, resignation or discharge, a Participant may make withdrawals from said Account(s) at any time. The Trustee shall distribute the Account balance, or any portion thereof, to the requesting Participant within 30 days from the end of the month in which an application for withdrawal is made.

        10.04 DOMESTIC RELATIONS ORDER. Nothing contained in this Plan shall prevent the Trustee, in accordance with the direction of the Committee, from complying with the provisions of a “qualified domestic relations order” (as defined in Code . 414 (p)). Distribution to an alternate payee under a qualified domestic relations order may be made at any time, irrespective of whether the Participant has attained his earliest retirement age (as defined under Code . 414(p)) under the Plan. A distribution to an alternate payee prior to the Participant’s attainment of earliest retirement age may be made only upon the following two conditions:

(a) The order must specify distribution at that time or permit an agreement between the Plan and the alternate payee to authorize an earlier distribution.

(b) In the event the present value of the alternate payee’s benefits under the Plan exceeds the applicable dollar limit under Section 10.01, the alternate payee must consent to any distribution occurring prior to the Participant’s attainment of earliest retirement age.

Nothing in this Section gives a Participant a right to receive distribution at a time otherwise not permitted under the Plan nor does it permit the alternate payee to receive a form of payment not otherwise permitted under the Plan. Upon receiving a domestic relations order, the Committee shall promptly notify the Participant and any alternate payee named in the order, in writing, of the receipt of the order and the Plan’s procedures for determining the qualified status of the order. Within a reasonable period of time after receiving the domestic relations order, the Committee shall determine the qualified status of the order and shall notify the Participant and each alternate payee, in writing, of its determination. The Committee shall provide notice under this Section by mailing to the individual’s address specified in the domestic relations order, or in a manner consistent with Department of Labor regulations.

        10.05 MINOR OR INCOMPETENT BENEFICIARY. If any person to whom a benefit is payable is an infant, or if the Committee determines that any person to whom a benefit is payable is incompetent by reason of mental or physical disability, the Committee shall have power to cause the payment coming due to such person to be made to another, for his benefit, without the responsibility of the Committee or the Trustee to see to the application of such payments. Payments made pursuant to such power shall operate as a complete discharge of the responsibility of the trust fund and the Committee and the Trustee.

        10.06 RELATED EMPLOYERS. A related group is a controlled group of corporations (as defined in Code . 414(b)), trades or businesses (whether or not incorporated) which are under common control (as defined in Code . 414(c)) or an affiliated service group (as defined in Code " 414(m) or in Code . 414(o)). If the Employer is a member of a related group, the term “Employer” includes the related group members for purposes of crediting Hours of Service, determining Years of Service and Breaks in Service, discrimination and coverage testing, applying the limitations on allocations, applying the top-heavy rules and the minimum allocation requirements, the definitions of Employee, Highly Compensated Employee, Compensation and Leased Employee, and for any other purpose required by the applicable Code section or by a Plan provision. However, an Employer may contribute to the Plan only by being signatory to this Plan. If one or more of the Employer’s related group members become signatory to this Plan, the term “Employer” includes the participating related group members for all purposes of the Plan, and “Plan Administrator” means the Employer that is the first Employer listed as signatory to this Plan.

        10.07 LEASED EMPLOYEES. The Plan treats a “Leased Employee” as an Employee of the Employer. A Leased Employee is an individual (who otherwise is not an Employee of the Employer) who, pursuant to a leasing agreement between the Employer and any other person, has performed services for the Employer (or for the Employer and any persons related to the Employer within the meaning of Code . 144(a)(3)) on a substantially full time basis for at least one year and who performs such services under primary direction or control of the Employer. If a Leased Employee is treated as an Employee by reason of this Section of the Plan, “Compensation” includes Compensation from the leasing organization which is attributable to services performed for the Employer.

        10.08 MILITARY SERVICE. Effective December 12, 1994, and notwithstanding any provision in this Plan to the contrary, the Plan will provide contributions and Service credit with respect to qualified military service in accordance with Code . 414(u).

ARTICLE XI
TOP-HEAVY PROVISIONS

        11.01 REQUIREMENTS. The Top-Heavy provisions shall apply to each Plan Year in which the Plan is Top-Heavy, as defined below. Notwithstanding any provisions of this Plan to the contrary, the following provisions shall apply to any Plan Year for which the Plan is Top-Heavy:

(a) Vesting. The following vesting schedule, if more rapid than the existing schedule, shall apply to said Plan Year and all subsequent Plan Years. An Employee has a vested right to a percentage of his Contribution Account determined under the following table:

Vesting Years of Service	Vested Percentage
2	20%
3	40%
4	60%
5	80%
6 or more	100%

(b) Minimum Benefit. The Plan guarantees a minimum contribution (subject to the provisions of this ARTICLE) of 3% of Compensation for each Non-Key Employee who is a Participant employed by the Employer on the Anniversary Date of the Plan Year without regard to Hours of Service completed during the Plan Year. The Plan satisfies the guaranteed minimum contribution for the Non-Key Employee if the Non-Key Employee’s contribution rate is at least equal to the minimum contribution. Code . 401(k) contributions by a Non-Key Employee may not be used to meet the minimum contribution. For purposes of this subparagraph, a Non-Key Employee Participant includes any Employee otherwise eligible to participate in the Plan but who is not a participant because his Compensation does not exceed a specified level. If the contribution rate for the Key Employee with the highest contribution rate is less than 3%, the guaranteed minimum contribution for Non-Key Employees shall equal the highest contribution rate received by a Key Employee; provided, that amounts contributed by salary reduction must be included in determining contributions made on behalf of Key Employees. In addition, each Non-Key Employee shall receive a minimum contribution regardless of whether the Employee declines to make any salary reduction contribution. The contribution rate is the sum of Employer contributions (not including Employer contributions to Social Security) and forfeitures allocated to the Participant’s account for the Plan Year divided by his Compensation for the Plan Year. For purposes of determining the contribution rate for a Key Employee, the Plan shall consider elective Code . 401(k) contributions by said Employee. To determine the contribution rate, the committee shall consider all qualified Top-Heavy defined contribution plans maintained by the Employer as a single plan.

(c) Additional Contribution. If the contribution rate for the Plan Year with respect to a Non-Key Employee is less than the minimum contribution, the Employer will increase its contribution for such Employee to the extent necessary so his contribution rate for the Plan Year will equal the guaranteed minimum contribution. The Committee shall allocate the additional contribution to the account of the Non-Key Employee for whom the Employer makes the contribution.

        11.02 DETERMINATION OF TOP-HEAVY STATUS. The Plan is Top-Heavy for a Plan Year if the Top-Heavy ratio as of the Determination Date exceeds 60%. The Top-Heavy ratio is a fraction, the numerator of which is the sum of the present value of Accrued Benefits of all Key Employees as of the Determination Date, the contributions due as of the Determination Date, and distributions made within the five Plan Year period ending on the Determination Date, and the denominator of which is a similar sum determined for all Employees. The Committee shall calculate the Top-Heavy ratio by disregarding the Accrued Benefit of any Non-Key Employee who was formerly a Key Employee. The Committee shall calculate the Top-Heavy ratio by disregarding the Accrued Benefit (including distributions, if any, of the Accrued Benefit) of an individual who has not performed any services for the Employer during the five Plan Year period ending on the Determination Date.

        11.03 AGGREGATION GROUPS. If the Employer maintains other qualified plans (including a simplified employee pension plan) this Plan is Top-Heavy only if it is a part of the Required Aggregation Group, and the Top-Heavy ratio for both the Required Aggregation Group and the Permissive Aggregation Group exceeds 60%. The Committee will calculate the Top-Heavy ratio in the same manner as required above, taking into account all plans within the Aggregation Group. To the extent the Committee must take into account distributions to a Participant, the Committee shall include distributions from a terminated plan which would have been part of the Required Aggregation Group if it were in existence on the Determination Date. If an aggregated plan does not have a valuation date coinciding with the Determination Date, the Committee shall value the Accrued Benefits in the aggregated plan as of the most recent valuation date falling within the 12-month period ending on the Determination Date. The Committee shall calculate the Top-Heavy ratio with reference to the Determination Dates that fall within the same year.

        11.04 DEFINITIONS. For purposes of applying the Top-Heavy provisions of this ARTICLE, the following definitions shall apply:

(a) “Accrued Benefits” shall mean the total amount standing to the credit of an Employee under the Plan, and shall include aggregate distributions from the Plan during the five-year period ending on the Determination Date.

(b) “Employer” shall mean all the members of a controlled group of business entities (within the meaning of Code . . 414(b), (c), (m), (n) and (o)), of which the Employer is a part; however, the Committee shall not aggregate ownership interests in more than one member of a related group to determine whether an individual is a Key Employee because of his ownership interest in the Employer.

(c) “Determination Date” for any Plan Year is the Anniversary Date of the preceding Plan Year, or in the case of the first Plan Year of the Plan, the Anniversary Date of that Plan Year.

(d) “Key Employee” shall mean, as of any Determination Date, any Employee or former Employee (or Beneficiary of such Employee) who, at any time during the Plan Year (which includes the Determination Date) or during the preceding four Plan Years, is:

(i) an officer (having annual Compensation in excess of 50% of the Code " 415(b)(1)(A) limitation (relating to defined benefit plans) in effect for any such Plan Years) of the Employer;

(ii) one of the Employees (having annual Compensation in excess of the Code " 415(c)(1)(A) limitation (relating to defined contribution plans) in effect for any such Plan Years) owning the 10 largest interests in the Employer;

(iii) a more than 5% owner of the Employer; or

(iv) a more than 1% owner of the Employer who has annual Compensation of more than $150,000.

The constructive ownership rules of Code . 318 (or the principles of that Section in the case of an unincorporated Employer), will apply to determine ownership in the Employer. The number of officers taken into account under clause (i) will not exceed the greater of 3 or 10% of the total number (after application of the Code . 414(q) exclusions) of Employees, but no more than 50 officers. The Committee will make the determination of who is a Key Employee in accordance with Code . 416(i)(1) and the regulations under that Code section.

(e) “Non-Key Employee” is an Employee who does not meet the definition of Key Employee.

(f) “Permissive Aggregation Group” is the Required Aggregation Group plus any other qualified plans maintained by the Employer, but only if such group would satisfy in the aggregate the requirements of Code . 401(a)(4) and Code . 410. The Committee shall determine which plan to take into account in determining the Permissive Aggregation Group.

(g) “Required Aggregation Group” means:

(i) each qualified plan of the Employer in which at least one Key Employee participates; and

(ii) any other qualified plan of the Employer which enables a plan described in (i) to meet the requirements of Code . 401(a)(4) or Code . 410.

ARTICLE XII
DIRECT TRANSFERS

        12.01 DIRECT TRANSFERS OF ACCOUNTS. Accounts of Participants may be transferred directly to other qualified plans or individual retirement accounts under the following terms and conditions:

(a) Notwithstanding any provision of the Plan to the contrary that would otherwise limit a “Distributee’s” election under this Section, a Distributee may elect, at the time and in the manner prescribed by the Committee, to have any portion of an “Eligible Rollover Distribution” paid directly to an “Eligible Retirement Plan” specified by the Distributee in a “Direct Rollover.”

(b) An “Eligible Rollover Distribution” is any distribution of all or any portion of the balance to the credit of the Distributee, except that an Eligible Rollover Distribution does not include any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the Distributee or the joint lives (or joint life expectancies) of the Distributee and the Distributee’s designated beneficiary, or for a specified period of 10 years or more; any distribution to the extent such distribution is required under Section 401(a)(9) of the Code; and the portion of any distribution that is not includible in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to employer securities).

(c) An “Eligible Retirement Plan” is an individual retirement account described in Section 408(a) of the Code, an individual retirement annuity described in Section 408(b) of the Code, an annuity plan described in Section 403(a) of the Code, or a qualified trust described in Section 401(a) of the Code, that accepts the Distributee’s Eligible Rollover Distribution. However, in the case of an Eligible Rollover Distribution to the surviving spouse, an Eligible Retirement Plan is an individual retirement account or individual retirement annuity.

(d) A “Distributee” includes an Employee or former Employee. In addition, the Employee’s or former Employee’s surviving spouse and the Employee’s or former Employee’s spouse or former spouse who is the alternate payee under a qualified domestic relations order, as defined in Section 414(p) of the Code, are Distributees with regard to the interest of the spouse or former spouse.

(e) A “Direct Rollover” is a payment by the Plan to the Eligible Retirement Plan specified by the Distributee.

ARTICLE XIII
RIGHTS AND DUTIES OF TRUSTEE

        13.01 ACCEPTANCE. The Trustee hereby accepts the trust created hereunder and agrees to perform the provisions of this Plan on its part to be performed.

        13.02 TITLE AND POSSESSION. The Trustee shall take title, control, and management of the Plan trust fund and shall hold, invest, and reinvest the same, together with the income thereof, subject to the provisions of this ARTICLE.

        13.03 TRUSTEE POWERS. The Trustee has full discretion and authority with regard to the investment of the Trust Fund, except with respect to a Plan asset under the control or direction of a properly appointed Investment Advisor or with respect to a Plan asset properly subject to Participant direction of investment. The Trustee is authorized and empowered, but not by way of limitation, with the following powers, rights and duties:

(a) the power to invest in such bonds, common or preferred stock, including shares of open-end management type investment companies, mutual funds, common trust funds, real estate, notes, mortgages, both real and personal, or such other investments as in the sole discretion of the responsible party is deemed advisable, without being restricted to securities commonly known as “legal investments for trust funds”; and

(b) the power to hold investments in the name of the trust or in the name of a nominee with or without a disclosure of the trust; and

(c) the power to retain in cash and keep unproductive of income such amount of the fund as the responsible party may deem advisable, having regard for cash requirements; and

(d) the power to invest cash in deposits bearing a reasonable rate of interest in any bank or financial institution serving as trustee hereunder; and

(e) the power to sell any such bonds, stocks, securities, real estate, notes, mortgages, or other investments at such times and at such prices as in the discretion of the responsible party is deemed advisable; and

(f) the power to vote any stocks, bonds, or other securities of any corporation or other issuer at any time held in the trust, or otherwise consent to or request any action on the part of such corporation or other issuer; give general or special proxies or powers of attorney with or without power of substitution; to participate in reorganizations, recapitalizations, consolidations, mergers and similar transactions with respect to such securities; to deposit such stocks or other securities in any voting trust, or with any protective or like committee, or with a trustee, or with depositories designated thereby; and to generally exercise any of the powers of an owner with respect to stock or other securities or property; and

(g) the power to invest up to 50% of the Plan assets in “qualifying employer securities” and/or “qualifying employer real property” as those terms are defined in Section 407(d) of the Act; and

(h) the power to invest and reinvest in any collective investment fund (including any collective investment fund maintained by the Trustee, or an affiliate of the Trustee, or any Investment Advisor, as the same may have heretofore been or may hereinafter be established or amended), which consists solely of the assets of the employee benefit plans which are either qualified under the provisions of Section 401(a) of the Code and are exempt from tax under the provisions of Section 501(a) of the Code, or satisfy the requirements of Section 414(d) of the Code; the investment of the assets of the trust in any such collective investment fund is hereby expressly authorized; and during such period of time as an investment through any such collective investment fund shall exist the declaration of trust of any such fund shall constitute a part of this Plan.

        13.04 RECORDS. The Trustee shall keep accurate and detailed records of its administration of the trust, which records shall be open to inspection at all reasonable times by a Participant or by any person designated by the Committee or the Employer. Within 60 days following the close of each Plan Year, or such other date as may be agreed upon between the Trustee and the Employer, the Trustee shall file with the Employer and the Committee a written statement and report setting forth all investments, receipts, and disbursements, and other transactions affected by it during such Plan Year or other period, and containing an exact description of all securities, properties, or other investments purchased and sold, and the cost or net proceeds of sale, and showing the securities, properties, and other investments held at the end of such Plan Year or other period, indicating thereon both the cost of each item thereof as carried on the books of the Trustee and their fair market value or cash value at the end of such Plan Year or other period.

        13.05 COMPENSATION. Such reasonable compensation for services rendered by the Trustee as may from time to time be agreed upon between the Employer and the Trustee, together with all reasonable expenses incurred by the Trustee in and about the execution of its duties, shall be paid from trust assets unless the Employer chooses to pay said fees and expenses directly. Any Trustee who is a full-time Employee of the Employer or a related entity may not receive compensation from trust assets as Trustee.

        13.06 COUNSEL. The Trustee may consult with counsel who may, but need not, be counsel for the Employer in respect of any of its duties or obligations hereunder and shall be fully protected in acting or refraining from acting in accordance with the advice of such counsel.

        13.07 NOTICES TO TRUSTEE. The Trustee shall be fully protected in acting in accordance with any resolution regarding any determination or action of the Employer pursuant to the provisions of this Plan. Also, the Trustee shall be fully protected in acting in accordance with the provisions of any notice, advice, direction, or instruction given by the Committee pursuant to the provisions of this Plan.

        13.08 OBLIGATIONS OF TRUSTEE. The Trustee shall not be responsible for the adequacy of the trust estate to meet and discharge any and all payments and liabilities under the Plan. All persons dealing with the Trustee are released from inquiry into the decision or authority of the Trustee to act, and from responsibility for the application of any monies, securities, or other property paid or delivered to the Trustee. The Trustee shall not be obligated to pay interest on any money paid to or deposited with it or to its credit beyond that actually earned and credited through the investment of said funds.

        13.09 LOCATION OF PARTICIPANTS AND BENEFICIARIES. The Trustee shall not be required to determine, or to make any investigation to determine, the identity or mailing address of any person entitled to benefits under this Plan, and shall have discharged its obligation in that respect when it shall have sent checks and other papers by ordinary mail to such persons and addresses as may be certified to it by the Committee.

        13.10 FIDUCIARY RESPONSIBILITY. The Trustee, as a fiduciary of this Plan, is expressly subject to the Fiduciary Responsibility provisions of this Plan.

        13.11 COURT ACTION. In any application to or proceeding or action in the courts, only the Employer and the Trustee shall be necessary parties, and no other person having an interest in the fund shall be entitled to any notice or service of process. Any judgment entered in such a proceeding or action shall be conclusive upon all persons claiming under this trust.

        13.12 TRUSTEE POWER TO ACT ON OWN. If at any time the Employer or the Committee shall be incapable, for any reason, of giving direction, instructions, or authorizations to the Trustee as herein provided for, the Trustee may act, and shall be completely protected and without liability in so acting without such directions, instructions, or authorizations, as in its sole discretion it deems appropriate and advisable in the circumstances for the carrying out of the provisions of this Plan.

        13.13 REMOVAL OR RESIGNATION. The Trustee may be removed by the Employer by the delivery to such Trustee of a certified copy of a resolution of the Board of Directors of the Employer to that effect. The Trustee may resign as Trustee hereunder upon written notice to that effect delivered to the Employer. Such removal or resignation shall become effective 60 days from the date of the delivery of such copy of resolution or such written notice, as the case may be, unless an earlier or later date is agreed upon by the Employer and the Trustee. In the event of such removal or resignation, a successor Trustee shall be appointed by the Employer through the action of its Board of Directors and such successor Trustee, upon accepting such appointment by an instrument in writing delivered to the Employer, shall become vested with all of the rights, powers, duties, privileges, and immunities of the Trustee hereunder as if it originally had been designated as Trustee in this Agreement. Upon such appointment and acceptance by the successor Trustee the replaced Trustee shall endorse, transfer, assign, convey, and deliver to the successor Trustee all of the funds, securities, and other property then held by it under the trust with such records as may reasonably be required by the Employer, in order that the successor Trustee may properly administer the trust hereunder. In the event of such removal or resignation of any Trustee hereunder, it shall, within 60 days from the date of such removal or resignation, file with the Employer and with the Committee a statement and report of its accounts and proceedings covering the period from and containing the items of its last annual statement and report in this respect to the date of such removal or resignation.

        13.14 INVESTMENT ADVISOR AUTHORITY. Notwithstanding anything contained in the preceding Sections of this ARTICLE, the Trustee, at the direction of the Employer, may enter into an agreement with any person, firm or corporation to employ or retain it, to confer with, advise and/or direct the Trustee with respect to the investment of all or some designated lesser portion of the trust fund; the purchase of investments for the account of the trust; the sale of securities or other trust assets; and the reinvestment of the proceeds from any such sale as would otherwise be the sole responsibility of the Trustee. Said person, firm or corporation so retained shall be known as the “Investment Advisor,” and said Investment Advisor must be registered under the Investment Advisors’ Act of 1940 or otherwise qualify under Section 3(38) of the Act. The Trustee, at the direction of the Employer, may also terminate the employment of any person, firm or corporation at any time employed or retained as Investment Advisor and substitute a new Investment Advisor. Compensation or fees of the Investment Advisor retained by the Trustee shall be in such amount as agreed upon by and between the Trustee and such Advisor and shall be paid from trust assets unless the Employer chooses to pay said compensation or fees directly.

        13.15 INVESTMENT ADVISOR TO DIRECT TRUSTEE. The Trustee shall with respect to all that part of the trust assigned by the Trustee to such Investment Advisor exercise those of its powers that have been assigned or delegated to the Investment Advisor only when and only to the extent directed in writing by the Investment Advisor. By written notice to the Investment Advisor, the Trustee, at the direction of the Employer, may at any time revoke or modify the authority of the Investment Advisor or change the portion of the trust assigned to such Investment Advisor for supervision.

        13.16 NOTICES TO TRUSTEE. If the Investment Advisor shall issue orders directly to any broker for the purchase or sale of securities, written notification of the issuance of such order shall be given promptly to the Trustee by the Investment Advisor, and the execution of such order shall be confirmed by the broker or dealer to the Investment Advisor and to the Trustee. Such notification shall be authority for the Trustee to receive securities purchased against payment therefore and to deliver any securities sold against the receipt of the proceeds therefrom, as the case may be.

        13.17 LIMITATION ON TRUSTEE LIABILITY. The Trustee shall not be liable by reason of its taking or refraining from taking any action at the direction of the Investment Advisor, nor shall such Trustee be liable by reason of its refraining from taking action by reason of the failure of the Investment Advisor to give such direction or order. Such Trustee shall be under no duty to question or make any inquiry as to any direction, notification or order or failure to give direction, notification or order by the Investment Advisor. The Trustee shall be under no duty to make any review of investments acquired for the trust at the direction of the Investment Advisor and under no duty at any time to make any recommendation with respect to disposing of or continuing to retain any such investments. The Trustee shall, however, be liable for failure to follow, with all reasonable diligence, any lawful direction that the Investment Advisor may give it pursuant to the preceding Sections and within the scope of its authority.

        13.18 REASSUMPTION OF DUTIES BY TRUSTEE. In the event the Trustee shall have employed and designated an Investment Advisor as hereinabove provided and thereafter notify the Investment Advisor of the termination of the services of such Investment Advisor, or of the revocation or modification of the authority of such Investment Advisor, then the Trustee shall thereupon resume its regular powers, duties and responsibilities with respect to the trust fund, both income and corpus, except to the extent, if any, then reserved to the Investment Advisor.

        13.19 ADDITIONAL TERMS. By separate agreement, the Employer, Trustee and the Investment Advisor may agree to terms in addition to those contained herein to the extent said additional terms are not inconsistent with the provisions hereof.

ARTICLE XIV
FIDUCIARY RESPONSIBILITIES

        14.01 DELEGATION. In the event the Committee or the Trustee wishes to alter the provisions set forth in the Plan for the allocation and delegation of responsibilities in the management and operation of the Plan, such alteration shall be by appropriate written instrument, with a copy thereof being forwarded to the Secretary of the Employer.

        14.02 MULTIPLE FIDUCIARY CAPACITY. Any person or persons may serve in more than one fiduciary capacity with respect to the Plan.

        14.03 DUTIES. All fiduciaries shall comply with the fiduciary duties set forth in Section 404 of the Act, including:

(a) the duty to administer the Plan solely in the interest of the Participants and their Beneficiaries and defraying reasonable expenses of administering the Plan; and

(b) the duty to act with the care, skill, prudence, and diligence under the circumstances then prevailing that a prudent man acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims; and

(c) the duty to diversify the investment of the Plan assets so as to minimize the risk of large losses, unless under the circumstances it is clearly prudent not to do so; provided, that this duty shall apply only to the extent the trust fund is not invested in Employer stock.

        14.04 BREACH OF COFIDUCIARY. A fiduciary shall be liable for a breach of fiduciary responsibility by another fiduciary with respect to the Plan if he participates knowingly in, or knowingly undertakes to conceal, an act or omission of such fiduciary, knowing such act or omission is a breach; or if, by his failure to comply with the requirements of Section 404 of the Act in the administration of his specific fiduciary responsibilities he has enabled such other fiduciary to commit a breach; or if he has knowledge of a breach by such other fiduciary unless he makes reasonable efforts under the circumstances to remedy the breach.

        14.05 PROHIBITED TRANSACTIONS. The provisions with respect to prohibited transactions set forth in Section 406, Section 407 and Section 408 of the Act shall be complied with in the administration of the Plan.

        14.06 LIABILITY. Except as may be permitted by the provisions of the Act and regulations promulgated thereunder, any person who is a fiduciary who breaches any of the responsibilities, obligations or duties imposed upon fiduciaries by the Act shall be personally liable under Section 409 of the Act, to make good to the Plan any losses to the Plan resulting from each such breach and to restore to the Plan any profits of the fiduciary made through use of Plan assets by the fiduciary and shall be subject to such other equitable or remedial relief as may be appropriate. Any provision in the Plan which purports to relieve a fiduciary from responsibility or liability for any responsibility, obligation, or duty shall be void; provided, that nothing shall preclude a fiduciary from purchasing insurance to cover potential liability from and for his own account or the Employer from purchasing insurance to cover potential liability of one or more persons who serve in a fiduciary capacity with regard to the Plan.

ARTICLE XV
AMENDMENT AND TERMINATION

        15.01 AMENDMENT OR TERMINATION. The Employer reserves the right at any time and from time to time by action of its Board of Directors to modify this Plan in whole or in part, and to modify, amend, suspend, or terminate the Plan and contributions thereunder by delivering to the Trustee a certified copy of a resolution of the Board of Directors of the Employer authorizing such action; provided, however, that the Employer shall have no right or power in this respect as would cause or permit any part of the corpus of the trust to be diverted to purposes other than for the exclusive benefit of Participants and their Beneficiaries or estates, or as would cause or permit any portion of the assets of the trust to revert to or become the property of the Employer; and provided, further, that the duties or liabilities of the Trustee hereunder shall not be increased without its written consent. Any amendment of this Agreement shall not have the effect of changing any of the benefits that may have accrued up to the date of such amendment or the effect of eliminating an optional form of benefit. The trust shall not be terminated until all liabilities under the trust shall have been paid in accordance with the provisions of the Plan.

        15.02 VESTING AMENDMENTS. The following rules shall apply to any amendment of the vesting schedule contained in this Plan:

(a) In the case of an Employee who is a Participant on:

(i) the date the amendment is adopted, or

(ii) the date the amendment is effective, if later,

the vested percentage (determined as of such date) of such Employee may not be less than his percentage computed under the Plan without regard to such amendment.

(b) Each Participant whose vested percentage is determined under such amended schedule who has completed at least three Vesting Years of Service with the Employer may elect to have the vested percentage determined without regard to such amendment. Notwithstanding the preceding sentence, no election need be provided for any Participant whose vested percentage under the Plan, as amended, at any time cannot be less than such percentage determined without regard to such amendment. The election period must begin no later than the date the Plan amendment is adopted and end no earlier than the latest of the following dates:

(i) The date which is 60 days after the day the Plan amendment is adopted.

(ii) The date which is 60 days after the day the Plan amendment becomes effective.

(iii) The date which is 60 days after the day the Participant is issued written notice of the Plan amendment by the Employer or Committee.

        15.03 VESTING AND DISTRIBUTION UPON TERMINATION. Termination or partial termination of the Plan or discontinuance on the part of the Employer of further contributions to the Plan shall cause a termination of the Plan as to the affected Participants. In such event account balances of affected Participants shall be distributed to them as soon as is practicable following said termination or discontinuance, subject to the requirements in Section 10.01. The interests of the affected Participants in the Plan shall be fully vested at the time of such termination, partial termination or discontinuance.

        15.04 MERGER OR CONSOLIDATION. In the event of merger or consolidation of the Plan with, or any transfer of assets or liabilities of the Plan to, any other trust plan, each Participant of this Plan must be entitled to a Plan benefit immediately after such merger, consolidation or transfer which is equal to or greater than the Plan benefit to which he was entitled immediately before such merger, consolidation, or transfer. This determination shall be made by comparing the premerger benefit payable upon termination of the Plan with the postmerger benefit payable upon termination of the Plan.

        15.05 CONTINUATION OF PLAN BY SUCCESSOR. Subject to the provisions of the preceding paragraph, unless this trust is sooner terminated, a successor to the business of the Employer by whatever form or manner resulting may continue this Plan by appropriate supplemental agreement.

ARTICLE XVI
MISCELLANEOUS

        16.01 EMPLOYMENT RELATIONSHIP. Neither the establishment of the trust hereby created, nor any modification thereof, nor the creation of any fund or account, nor the payment of any benefits shall be construed as giving to any Participant or other person any legal or equitable right against the Employer, or any officer or director of the Employer, or the Trustee, except as herein provided. All Employees of the Employer (whether or not Participants under the trust) shall be subject to discharge to the same extent they would have been if this Plan had never been executed.

        16.02 ADOPTION BY SUBSIDIARY CORPORATION. Any subsidiary corporation or other entity under common control whose Board of Directors or governing body (herein referred to as the “Board of Directors”) deems it advisable to elect to participate in this Profit Sharing Plan and Trust shall signify such election by filing with the Trustee a certified resolution of the Board of Directors which formally adopts this Agreement. Said adoption shall become effective as of the date specified in such resolution, subject to the acceptance of such date by the Trustee. In the event it is subsequently desired to terminate such subsidiary corporation’s or such other entity’s participation in this Plan, such termination shall be made by filing with the Trustee a certified resolution of the Board of Directors which formally terminates such participation. Such termination shall become effective as of the first day of the Plan Year next following the delivery of such resolution and shall result in allocation and distribution in the manner and on the basis set forth in ARTICLE XV hereof.

        16.03 ASSIGNMENT AND ALIENATION. Subject to Code . 414(p) relating to qualified domestic relations orders and to Code . 401(a)(13) relating to certain judgments and settlements, neither a Participant nor a Beneficiary may anticipate, assign or alienate (either at law or in equity) any benefit provided under the Plan, and the Trustee will not recognize any such anticipation, assignment or alienation. Furthermore, except as provided by Code " 401(a)(13), a benefit under the Plan is not subject to attachment, garnishment, levy, execution or other legal or equitable process.

        16.04 MISSING PERSONS. The Plan does not require either the Trustee or the Committee to search for, or ascertain the whereabouts of, any Participant or Beneficiary. The Committee, by certified or registered mail addressed to his last known address of record with the Committee or the Employer, shall notify any Participant, or Beneficiary, that he is entitled to a distribution under this Plan, and the notice shall quote the provisions of this Section. If the Participant, or Beneficiary, fails to claim benefits or make his whereabouts known in writing to the Committee within six months from the date of mailing of the notice, or before the termination or discontinuance of this Plan, whichever should first occur, the Committee shall treat the Participant’s or Beneficiary’s unclaimed benefits as forfeited and shall reallocate the unclaimed benefits in accordance with the forfeiture provisions of ARTICLE IV for the Plan Year in which the forfeiture occurs. If a Participant or Beneficiary who has incurred a forfeiture of benefits under the provisions of this Section makes a claim, at any time, for forfeited benefits, the Committee shall restore the Participant’s or Beneficiary’s forfeited benefits to the same dollar amount as the dollar amount of the benefits forfeited, unadjusted for any gains or losses occurring subsequent to the date of the forfeiture. The Committee shall make the restoration during the Plan Year in which the Participant or Beneficiary makes the claim first from the amount, if any, of Participant forfeitures the Committee otherwise would allocate for the Plan Year, then from the amount, if any, of the Plan net income or gain for the Plan Year and then from the amount, or additional amount, the Employer shall contribute to enable the Committee to make the required restoration. The Committee shall direct the Trustee to distribute the Participant’s or Beneficiary’s restored benefits not later than 60 days after the close of the Plan Year in which the Committee restores the forfeited benefits. The forfeiture provisions of this Section shall apply solely to the Participant’s or to the Beneficiary’s benefits derived from Employer contributions.

        16.05 CLAIMS PROCEDURE. The Committee shall establish and maintain a claims procedure in a manner that will enable every Participant and Beneficiary of the Plan to have reasonable opportunity to present claims for benefits, to be fully apprised of any rejection and the reasons therefore, and to exercise appeal rights. More specifically, the claims procedure shall be as follows:

(a) Any person who believes he is eligible for benefits shall file a written claim setting forth the grounds for his claim with any member of the Committee. The Committee may, in its discretion, waive the requirement of a written claim and accept oral claims.

(b) If a claim is denied in whole or in part, the Committee shall so indicate by written notice to the claimant setting forth:

(i) the specific reason for the denial; and

(ii) specific reference to any Plan provisions on which denial is based; and

(iii) a description of additional information, if any, that is necessary to perfect the claim and an explanation of why such information is necessary; and

(iv) an explanation of the review procedure for denied claims.

(c) If a claim is denied in whole or in part, the claimant may appeal the denial to the Committee by filing a written request for a review of his claim with any member of the Committee within 65 days after receiving written denial pursuant to subparagraph (b) hereof. The claimant shall have the opportunity to review Committee documents pertinent to his claim and to present oral or written issues, comments and arguments to the Committee.

(d) If a review of a denied claim is made pursuant to subparagraph (c) hereof, the Committee shall act on such appeal within 60 days after receiving the written request for review. The decision on review shall be communicated to the claimant by written notice and shall include specific reasons for the decision and specific reference to any pertinent Plan provisions.

        16.06 PLAN AS TRANSFEREE. This Plan may not be a transferee of assets from a defined benefit plan or any other plan subject to minimum funding standards under the Code, nor may this Plan be the direct transferee of any assets of a plan required to provide annuities under Code . 417.

        16.07 ACTION BY EMPLOYER. Whenever the Employer, under the terms of this Plan, is permitted or required to do or perform any act or matter or thing, it shall be done and performed by the Board of Directors of the Employer and shall be evidenced by proper resolution certified by the Secretary of the Employer.

        16.08 STATE LAW. Subject to the intent expressed in the preamble of this Plan, the provisions of this Plan shall be construed, administered, and enforced according to the laws of the United States and the State of Kansas, and the Trustee shall be liable to account only in the courts of that State. All contributions to the Trustee shall be deemed to take place in the State of Kansas. The Trustee may at any time initiate any legal action or proceeding for the settlement of its accounts or for the determination of any question of construction which may arise, or for instructions, and the only necessary parties defendant to such action or proceeding shall be the Employer, except that the Trustee may, if it so elects, include as parties defendant any other person or persons.

        16.09 WORD USAGE. Whenever any words are used herein in the masculine gender, they shall be considered as though they were also used in the feminine gender in all cases where they would so apply; and, whenever any words are used in the singular form, they shall be construed as though they were also used in the plural form in all cases where they would so apply.

ARTICLE XVII
EGTRRA AMENDMENTS

        17.01 PREAMBLE. This Article XVII is adopted to reflect certain provisions of the Economic Growth and Tax Relief Reconciliation Act of 2001 (“EGTRRA”) and is intended as good faith compliance with the requirements of EGTRRA and is to be construed in accordance with EGTRRA and guidance issued thereunder. Except as otherwise provided, this Article XVII shall be effective as of the first day of the first Plan Year beginning after December 31, 2001 and shall supersede the provisions of the Plan to the extent those provisions are inconsistent with the provisions of this Article XVII.

        17.02 MAXIMUM ANNUAL ADDITION. The “annual addition” that may be contributed or allocated to a Participant’s account under the Plan for any “limitation year” shall not exceed the lesser of:

(a) $40,000, as adjusted for increases in the cost-of-living under Code 415(d), or

(b) 100% of the Participant’s “415 Compensation” for the “limitation year.”

        The “415 Compensation” limit referred to in (b) shall not apply to any contribution for medical benefits after separation from service (within the meaning of the Code 401(h) or Code 419(A)(f)(2)) which is otherwise treated as an “annual addition.”

        17.03 INCREASE IN COMPENSATION LIMIT. The annual Compensation of each Participant taken into account in determining allocation for any Plan Year beginning after December 31, 2001, shall not exceed $200,000, as adjusted for cost-of-living increases in accordance with Code 401(a)(17)(B).

        17.04 MODIFICATION OF TOP HEAVY RULES.

(a) Effective Date. This section shall apply for purposes of determining whether the Plan is a top heavy plan under Code 416(g) for Plan Years beginning after December 31, 2001, and whether the Plan satisfies the minimum benefits requirements of Code 416(c) for such years.

(b) Determination of Top Heavy Status.

(i) Key Employee. “Key Employee” means any Employee or former Employee (including any deceased Employee) who at any time during the Plan Year that includes the determination date was an officer of the Company having “415 Compensation” greater than $130,000 (as adjusted under Code 416(i)(1) for Plan Years beginning after December 31, 2002), a 5% owner of the Company, or a 1% owner of the Company having “415 Compensation” of more than $150,000. The determination of who is a Key Employee will be made in accordance with Code 416(i)(1) and the applicable regulations and other guidance of general applicability issued thereunder.

(ii) Determination of Present Values and Amounts. This section (ii) shall apply for purposes of determining the present values of accrued benefits and the amounts of account balances of Employees as of the determination date.

(1) The present values of accrued benefits and the amounts of account balances of an Employee as of the determination date shall be increased by the distributions made with respect to the Employee under the Plan and any plan aggregated with the Plan under Code 416(g)(2) during the one-year period ending on the determination date.

The preceding sentence shall also apply to distributions under a terminated plan which, had it not been terminated, would have been aggregated with the Plan under Code 416(g)(2)(A)(i). In the case of a distribution made for a reason other than a separation from service, death, or disability, this provision shall be applied by substituting five-year period for one-year period.

(2) The accrued benefits and accounts of any individual who has not performed services for the Company during the one-year period ending on the determination date shall not be taken into account.

        17.05 DIRECT ROLLOVERS OF PLAN DISTRIBUTIONS.

(a) Effective Date. This section shall apply to distributions made after December 31, 2001.

(b) Modification of Definition of Eligible Retirement Plan. For purposes of the direct rollover provisions of the Plan, an eligible retirement plan shall also mean an annuity contract described in Code 403(b) and an eligible plan under Code 457(b) which is maintained by a state, political subdivision of a state or an agency or instrumentality of a state or political subdivision of a state and which agrees to separately account for amounts transferred into such plan from this Plan. The definition of eligible retirement plan shall also apply in the case of a distribution to a surviving spouse, or to a spouse or former spouse who is the alternate payee under a qualified domestic relations order, as defined in Code 414 (p).

(c) Modification of Definition of Eligible Rollover Distribution to Include After-Tax Employee Contributions. For purposes of the direct rollover provisions of the Plan, a portion of a distribution shall not fail to be an eligible rollover distribution merely because the portion consists of after-tax employee contributions which are not includable in gross income. However, such portion may be transferred only to an individual retirement account or annuity described in Code 408(a) or (b), or to a qualified defined contribution plan described in Code 401(a) or 403(a) that agrees to separately account for amounts so transferred, including separately accounting for the portion of such distribution which is includable in gross income and the portion of such distribution which is not so includable.

        IN WITNESS WHEREOF, the Employer and the Trustee have caused this Plan to be executed in duplicate original copies by their duly authorized officers and duly attested as of the day and year first above written.

EMPLOYER

DUCKWALL-ALCO STORES, INC.

	By:	/s/ Glen L. Shank

President
Attest:

/s/ Charles E. Bogan

Secretary

TRUSTEE

INTRUST BANK, N.A.

	By:	/s/ Melissa Cassway

Attest:

/s/ Stuart H. Goodwin